Exhibit 10.152

LETTER OF CREDIT AGREEMENT

(AdCare)

THIS LETTER OF CREDIT AGREEMENT (the “Agreement”), made and entered into as of October 29, 2010 by and between GEORGIA LESSOR — BONTERRA/PARKVIEW, INC., a Maryland corporation (“Lessor”), and ADK BONTERRA/PARKVIEW, LLC, a Georgia limited liability company (“Lessee”).

RECITALS:

A.                                   Lessee has leased the Facilities from Lessor pursuant to a Third Amended and Restated Master Lease with Lessor dated as of the date of this Agreement (as amended, the “Master Lease”).

B.                                     Pursuant to the Master Lease, Lessee agreed to deliver the security deposit (the “Security Deposit”) referred to in the Master Lease in the amount of Three Hundred Seventy Five Thousand and 00/100 Dollars ($375,000) (the “Letter of Credit Amount”).

C.                                     As of the date of this Agreement, Lessee is fulfilling its obligations by funding the Security Deposit by depositing cash with Lessor on the terms and conditions hereinafter set forth in this Agreement and the Master Lease.

D.                                    Under the Master Lease, Lessee may at a future date fulfill the requirement by delivering a Letter of Credit on the terms and conditions hereinafter set forth in this Agreement and the Master Lease.

NOW, THEREFORE, in order to induce Lessor to enter into the Assignment & Assumption Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                                       Definitions.  Terms used but not otherwise defined in this Agreement shall have the respective meanings given them in the Master Lease.  In addition, the following terms used in this Agreement shall have the meanings set forth below:

“Bank” means a commercial bank that has a rating of “A” or better by Standard & Poor’s Corporation or Moody’s Investors Service, or similar, nationally recognized, credit rating agency, and that serves as the issuer of the Letter of Credit.

“Facilities” means the skilled nursing facilities set forth on Exhibit A attached hereto.

“Letter of Credit” means an irrevocable letter of credit that (a) is issued by a Bank in the form of attached Exhibit B (with such changes thereto as Lessor may approve in its sole discretion), (b) names Lessor and its assigns as beneficiary and (c) is delivered by Lessee to Lessor pursuant to this Agreement, together with any and all substitutes and replacements for such irrevocable letter of credit.  The form of Letter of Credit delivered to Lessor by Lessee on the date of this Agreement has been approved by Lessor.

2.                                       Letter of Credit.  Concurrently with the execution of this Agreement, Lessee shall deliver or cause to be delivered to Lessor cash in the Letter of Credit Amount.  If, at any time hereafter, the cash Security Deposit is to be replaced by a Letter of Credit, such replacement Letter of Credit shall be issued by a Bank.  The term of the Letter of Credit shall be for a minimum of one (1) year.  The Letter of Credit shall contain a provision providing for the automatic renewal of the Letter of Credit for additional periods of one (1) year in the Letter of Credit Amount; however, to the extent permitted by the Master Lease, if Lessee, before the expiration of the Letter of Credit, provides to Lessor, pursuant to the Master Lease, a cash Security Deposit or a separate replacement Letter of Credit in an amount equal to all or any portion of the Letter of Credit Amount, then the automatic renewal of the Letter of Credit shall be in an amount equal to the difference, if any, between the Letter of Credit Amount and the sum of the cash Security Deposits and/or substitute Letter of Credits provided to Lessor by Lessee pursuant to the Master Lease.

3.                                       Replacement or Substitution of Letter of Credit.  If Lessor reasonably determines that the credit rating of the Bank (or its holding company) has been reduced by one or more nationally recognized credit rating agencies to a level lower than such agency’s or agencies’ “A” rating, then at any time thereafter Lessor may give notice of such event to Lessee.  Within thirty (30) days of the delivery of such notice by Lessor, Lessee shall deliver or cause to be delivered to Lessor (a) a replacement Letter of Credit in the Letter of Credit Amount that has an expiration date that is at least twelve (12) months after the scheduled expiration date of the then unacceptable Letter of Credit or an expiration date that otherwise is acceptable to Lessor in its sole discretion or (b) to the extent permitted under the Master Lease, a cash Security Deposit in the Letter of Credit Amount.  Lessor hereby approves the delivery of a Letter of Credit from First Republic Bank (Lessee having informed Lessor that it currently holds an “AA-” rating); provided, however, that such approval does not preclude Lessor from exercising its rights under this Section if the rating of First Republic Bank is reduced.

4.                                       Drafts under the Letter of Credit.  Lessor shall have the right to draw upon any Letter of Credit provided by Lessee to Lessor at any time from and after (i) a failure by Lessee to deliver to Lessor, when and if required by Section 3 of this Agreement, a cash Security Deposit and/or a replacement Letter of Credit in an aggregate amount equal to the Letter of Credit Amount; or (ii) Lessor’s receipt of a notice of non-renewal from the issuer of the Letter of Credit; or (iii) the expiration or termination of the Term of the Master Lease if any amount remains owing from Lessee under the Master Lease; or (iv) the occurrence of an Event of Default under the Master Lease.  Lessor shall provide Lessee with notice of any drawing under a Letter of Credit after any drawing has been made, but the giving of any such notice shall not be a condition to the making of a draw under any Letter of Credit.  The Letter of Credit shall permit Lessor to make multiple draws from time to time, provided that the total of such draws shall not exceed the Letter of Credit Amount.

5.                                       Application of Amounts Drawn Under Letter of Credit.  Lessor shall apply the amounts drawn under the Letter of Credit to pay Rent, Additional Charges and any other sums due under the Master Lease, the other Transaction Documents and any notes, obligations, leases or agreements which are cross-defaulted with the Master Lease.  If for any reason the amount drawn exceeds the amount owing at the time of the drawing under the Letter of Credit, Lessor shall retain the excess amount so drawn as a Security Deposit under the Master Lease and shall hold such cash pursuant to the terms of the Master Lease providing for the treatment of cash held as a Security Deposit under the Master Lease.

6.                                       Transferability.  The Letter of Credit shall provide that it is transferrable by Lessor in connection with any transfer by Lessor of its interest in the Master Lease; however, if Lessor wishes to transfer the Letter of Credit with respect to the Master Lease it shall notify Lessee, who shall, within fifteen (15) business days of such Notice, deliver to Lessor or Lessor’s assignee one or more replacement Letters of Credit in the Letter of Credit Amount.

7.                                       Bankruptcy or Insolvency of Lessee.  None of (a) the dissolution, insolvency or business failure of Lessee, (b) an assignment for the benefit of creditors of Lessee, (c) the commencement of any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding by or against Lessee, (d) the appointment of a receiver for any property of Lessee or (e) the issuance of a writ of attachment or the enforcement of any order of any court of legal process affecting any property of Lessee shall in any manner affect or impair the Letter of Credit or Lessor’s rights thereunder, or under this Agreement.  Lessee acknowledges and agrees that (a) the Letter of Credit is a distinct and separate contract between Lessor and the Bank,  (b) the Letter of Credit is not and shall not be deemed or construed to be an asset, property, possession or contract of any kind whatsoever owned or held by Lessee, (c)  any payments received by Lessor pursuant to the Letter of Credit shall not constitute a preferential payment and (d) all funds paid by the Bank pursuant to the Letter of Credit are the separate funds of the Bank.

8.                                       Notices.  Any notice, request or other communication to be given by any party hereunder shall be delivered as provided in the Master Lease.

9.                                       Miscellaneous.

9.1                                 Any delay on the part of Lessor in exercising any power, privilege or right under the Master Lease, this Agreement or any other instrument or document executed by Lessee in connection herewith shall not operate as a waiver thereof.  Neither a single or partial exercise thereof, nor the exercise of any other power, privilege or right shall preclude other or further exercise thereof or the exercise of any other power, privilege or right.  The waiver by Lessor of any default by Lessee shall not constitute a waiver of any subsequent defaults or a waiver of the same or any similar default by Lessee but shall be restricted to the default so waived.

9.2                                 All rights, remedies and powers of Lessor hereunder are irrevocable and cumulative, and not alternative or exclusive, and shall be in addition to all rights, remedies and powers given by the Master Lease, any other document executed and/or delivered in connection therewith or any other applicable laws now existing or hereafter enacted.

9.3                                 Whenever the singular shall be used hereunder, it shall be deemed to include the plural (and vice versa), and reference to one gender shall be construed to include all other genders, including neuter, whenever the context of this Agreement so requires.  Section captions or headings used in this Agreement are for convenience and reference only and shall not affect the construction hereof.

9.4                                 Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision of the remaining provisions of this Agreement.

9.5                                 This Agreement may be executed in separate counterparts, each of which shall be considered as original when each party has executed and delivered to the other one or more copies of this Agreement but all of which taken together shall constitute one agreement.

9.6                                 The rights and privileges of Lessor and Lessee hereunder shall inure to the benefit of their successors and assigns, and this Agreement shall be binding on all assigns and successors of Lessee.

9.7                                 Lessee shall, at the request of Lessor, execute such other agreement, documents or instruments in connection with this Agreement as Lessor reasonably requires.

9.8                                 In the event of any action to enforce this Agreement, the party that does not prevail agrees to pay the costs and expenses of the party that prevails in such action, together with reasonable attorneys’ fees (including fees incurred in appeals and post-judgment enforcement proceedings).

9.9                                 No amendment of this Agreement shall be effective unless it is in writing and signed by the parties.

9.10                           Nothing contained in this Agreement shall be construed as in any way modifying or limiting the effect of terms or conditions set forth in the Master Lease, but each and every term and condition hereof shall be in addition thereto.  Lessee waives, to the fullest extent permitted by law, any right to (i) require Lessor to proceed against or exhaust any collateral or security held by Lessor pursuant to the Master Lease and/or any of the other documents executed and/or delivered by Lessee to Lessor in connection therewith or with which the Master Lease is cross-defaulted or (ii) pursue any other remedy in Lessor’s power.

9.11                           THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MARYLAND, EXCEPT THAT THE LAWS OF THE STATE IN WHICH A FACILITY COVERED BY THE MASTER LEASE IS LOCATED SHALL GOVERN THIS AGREEMENT (i) TO THE EXTENT NECESSARY TO OBTAIN THE BENEFIT OF THE RIGHTS AND REMEDIES OF LESSOR WITH RESPECT TO SUCH FACILITY AND (ii) WITH RESPECT TO PROCEDURAL REQUIREMENTS THAT ARE GOVERNED BY THE LAWS OF SUCH STATE.

9.12                           LESSEE CONSENTS TO IN PERSONAM JURISDICTION BEFORE THE STATE AND FEDERAL COURTS OF THE RESPECTIVE STATES IN WHICH THE FACILITIES COVERED BY THE MASTER LEASE ARE LOCATED AND IN MARYLAND AND AGREES THAT ALL DISPUTES CONCERNING THIS AGREEMENT BE HEARD IN THE STATE AND FEDERAL COURTS LOCATED IN THE RESPECTIVE STATES IN WHICH SUCH FACILITIES ARE LOCATED AND IN MARYLAND.  LESSEE AGREES

THAT SERVICE OF PROCESS MAY BE EFFECTED UPON IT UNDER ANY METHOD PERMISSIBLE UNDER THE LAWS OF THE RESPECTIVE STATES IN WHICH SUCH FACILITIES ARE LOCATED OR MARYLAND AND IRREVOCABLY WAIVES ANY OBJECTION TO VENUE IN THE STATE, AND FEDERAL COURTS OF SUCH STATES.

Signatures follow.

LESSEE:

ADK BONTERRA/PARKVIEW, LLC, a Georgia limited liability company

By:	/s/ Christopher Brogdon
Christopher Brogdon, Manager

STATE OF GEORGIA	)
) SS
COUNTY OF COBB	)

The foregoing instrument was acknowledged before me this 28 day of October, 2010, by Christopher Brogdon, who is a Manager of ADK BONTERRA/PARKVIEW, LLC, a Georgia limited liability company, on behalf of such limited liability company.

/s/ Damaris Marriaga
Notary Public, Fayette County, Georgia
My Commission Expires: March 6, 2011

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LESSOR:

GEORGIA LESSOR — BONTERRA/PARKVIEW, INC., a Maryland corporation

By:	/s/ Daniel J. Booth
Name:	Daniel J. Booth
Title:	Chief Operating Officer

STATE OF MARYLAND	)
) SS
COUNTY OF BALTIMORE	)

This instrument was acknowledged before me on the 28th day of October, 2010, by Daniel J. Booth, the COO of GEORGIA LESSOR — BONTERRA/PARKVIEW, INC., a Maryland corporation, on behalf of said corporation.

Notary Public	/s/ Judith A. Jacobs

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